FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB POSTS RECORD RESULTS FOR Q4 2005;
COMPANY REPORTS RECORD OPERATING MARGINS

AMSTERDAM (15 February 2006) - Core Laboratories (NYSE: "CLB") reported fourth quarter 2005 revenues of $128,947,000, an all-time quarterly high, as revenue increased 7% sequentially from third quarter 2005 levels, and 11% from fourth quarter 2004 results. The Company posted fourth quarter 2005 earnings from continuing operations of $0.55 per diluted share before costs associated with the prepayment of Core's senior notes and expenses related to two Equity-Based Stock Compensation Plans (EBSCPs); earnings per diluted share after these costs would be $0.19. The $0.55 in operational earnings represents a 64% increase over year-ago fourth quarter results and a sequential quarterly increase of 16%. Net income from continuing operations for the quarter, including the impact of the prepayment of Core's senior notes and expenses related to EBSCPs, was $5,255,000. All three of the Company's operating segments contributed to the record quarter as each posted all-time quarterly highs for revenue and operating profit. Reservoir Description and Production Enhancement operations established new highs for quarterly operating margins. For 2005, Core also established an all-time high for cash flows from operating activities. During the year, the Company repurchased $37,000,000 of Core Lab stock, funded $19,000,000 of capital expenditures, paid down $26,000,000 of debt, and paid a $6,000,000 senior note prepayment fee.

Fourth quarter 2005 operating income from continuing operations, excluding debt prepayment and EBSCPs expenses, increased to $24,527,000, the highest in Company history. Fourth quarter operating margins reached a new high of 19.0%, an increase of over 600 basis points from year-ago totals, and a sequential quarterly margin increase of over 200 basis points. Year-over-year quarterly incremental margins were 75%, while sequential quarterly incremental margins were 49%, reflecting the significant impact of new service and technology introductions by Core over the past several quarters. Moreover, Core's continued selective approach to international operations and expansion, its focus on larger integrated reservoir optimization projects, and its improved operational execution contributed to the record-setting operating margins.

Core's operations continued to benefit from the introduction of new services and technologies that are being used to alter the production decline curves of crude oil and natural gas fields. Increasing the initial hydrocarbon production rate and decreasing the slope of the decline curve enables oil companies to optimize reservoir performance by recovering incremental amounts of hydrocarbons from their producing fields. The Company is performing larger, more profitable projects in which multiple proprietary technologies are being utilized to increase the production rate of a well or field, while allowing the maximum ultimate recovery from the producing reservoirs. "Core Lab revenue, profits, and profit margins are at record levels because of our focus on performing large integrated projects for major and large independent oil companies," said Core Vice President Jim Gresham. "These projects are aimed at altering the production decline curves and maximizing daily production and recovery rates. Core's full spectrum of Reservoir Description, Production Enhancement, and Reservoir Management technologies and services are being utilized by our more technologically sophisticated clients to increase field-wide recovery rates."

For the full year 2005, Core's revenue increased 13% to a record $483,467,000, while profit from continuing operations, excluding debt prepayment and EBSCPs charges, increased 52% to $75,752,000. Year-over-year incremental margins for continuing operations, excluding debt prepayment and EBSCPs charges, exceeded 46%. Earnings per diluted share for the full year 2005 reached $1.74, excluding debt prepayment and EBSCPs costs, up 65% from the $1.05 earned on an equivalent basis for all of 2004.

Reservoir Description

Reservoir Description operations reported record quarterly revenue of $72,672,000, while operating profit increased to $13,705,000, up 49% from year-earlier results. Operating margins reached an all-time quarterly high of 19%, up over 570 basis points from year-earlier levels. The significant year-over-year margin improvement was due to the continued introduction of new services, such as QuickRock PropertiesSM analysis, and the previously announced asset redeployments from Mexico and other areas where the Company generated low margins.

Reservoir Description operations also benefited from the continuation of large, international crude oil-related developments in West Africa, the Middle East, and Asia-Pacific. Detailed core analyses and reservoir fluids studies, performed at reservoir temperatures and pressures, are being used to characterize the reservoir system. The measured data sets are used to plan the early production phase of the field to maximize initial production rates. The studies are also used to determine future pressure maintenance procedures and secondary recovery methods that will ensure maximum hydrocarbon recovery from the field. Core Lab technology allows oil companies to manage the production decline curve of their fields, optimizing hydrocarbon flow and recovery, thereby maximizing the profitability and cash flow from their producing fields.

Production Enhancement

Production Enhancement operations reported record quarterly revenue of $48,085,000, an increase of 19% over year-earlier totals, while operating profit increased 79% to $10,475,000. Operating margins were 22%, while sequential quarterly incremental margins were 63%.

The record results were due to greater client utilization of combinations of new technologies and services that alter the production decline curve. Core's High Efficiency Reservoir Optimization (HEROTM) perforating charges and gun systems, used in combination with SpectraScanTM imaging and SpectraChemTM tracers, helped produce higher initial production rates and sustain greater production rates in newly completed wells.

HERO systems mitigate formation damage when the wellbore is perforated by forming perforation tunnels that are free from debris that can impair hydrocarbon flow. The use of SpectraScan and SpectraChem services increases the efficiency and effectiveness of wellbore stimulation events, such as hydraulic fracturing. The combination of these proprietary and patented Core Lab technologies optimizes hydrocarbon flow from the far reaches of the producing formation to the wellbore. Wells have a higher initial production rate and a lower slope to their decline curves, yielding increased production of crude oil and natural gas.

Reservoir Management

Reservoir Management operations reported record quarterly revenue of $8,190,000, an increase of 45% from year-earlier totals, while operating profit more than doubled to $1,677,000. Operating margins were 21%, while year over year quarterly incremental margins were close to 43%.

The record results were attributable to the continued focus on large-scale, integrated geological, petrophysical, and engineering studies of unconventional natural gas reservoirs in North America. Two of Core's largest studies, The Reservoir Characteristics and Production Properties of Gas Shales and The Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sand Reservoirs have received overwhelming support from the oil and gas industry. Both of these studies have approximately 30 participants, making them the most successful and profitable multi-client studies in Core Lab history.

Equity-Based Stock Compensation Plans (EBSCPs)

As disclosed in Core's prior SEC filings and earnings conference calls, the executive and senior operational management of the Company participate in EBSCPs. The first is the Performance Share Award Program, or PSAP, and the second is the Restricted Share Award Program, or RSAP. Awards of common shares are subject to the attainment of certain targets for both the PSAP and RSAP. One of the targets for the PSAP relates to the total shareholder return on Core's common stock compared with the total shareholder return on the shares of the companies comprising the Philadelphia Oil Service Sector Index ("OSX"). The other target for the PSAP relates to Return on Equity (ROE) from Core's operations.

The target for the RSAP relates to Core's share price being at or above a specified price for a specified period of time. Due to the probable attainment of the targets with respect to the PSAP and RSAP, Core has incurred a fourth quarter 2006, non-cash, equity-based compensation expense in the pre-tax amount of $7,738,000 or, on an after-tax basis, $0.19 per share. The increases in the expenses related to the EBSCPs are directly proportional to the significant increase in the value of the Company's shares over the measurement periods for the program. The PSAP shares were granted to participants in January 2003 with an initial grant price of $11.21 per share; these shares became fully vested on 17 January 2006 with a share price of $42.98.

For 2006, the expense related to the EBSCPs will be amortized and recorded on a quarterly basis according to the new FAS 123R guidelines. Based on a consistent share price, the Company expects approximately $0.04 to $0.05 per diluted share in costs per quarter in 2006 for all of the EBSCPs. However, because Core's share price has increased from the year-end close, the costs associated with existing EBSCPs, per FAS 123R, could be higher for first quarter 2006 results.

Stock Repurchase Program - Cash Flow

Core continued its Share Repurchase Program during the fourth quarter of 2005, buying approximately 423,000 shares of its common stock in the open market. The purchases totaled $13,018,000 and represented the largest number of shares purchased in a quarter since the second quarter of 2004. The Company used its free cash flow generation to purchase the shares, which equaled approximately 1.5% of Core's outstanding share total. At the end of the fourth quarter, Core had approximately 25,770,000 shares outstanding and 28,004,000 diluted weighted average shares outstanding.

Since the inception of the Share Repurchase Program in October 2002, Core has repurchased 9,243,000 shares at an approximate average share price of $16.79. Core has invested over $155,000,000 in its Share Repurchase Program and has bought back more than 25% of its diluted weighted average shares outstanding. As of 31 December 2005, the Company has authorization to repurchase an additional 1,596,420 shares through October 2006. Core will again seek authorization to continue to repurchase up to 10% of its then outstanding shares at the Annual Shareholder's Meeting in April 2006.

The Company generated over $18,000,000 in free cash flow during the fourth quarter. For the full year of 2005, Core generated over $61,000,000 in free cash or approximately $2.18 per diluted share. Currently, this would equal a free cash yield of approximately 5.5% per share, one of the highest in the oilfield service industry.

Senior Debt Prepayment

As disclosed in the Company's December 2005 8K filings with the SEC, Core expanded its revolving credit facility from $75,000,000 to $125,000,000 and repaid its senior debt with proceeds from its revolving credit facility. In the fourth quarter, Core reduced debt by $4,000,000 to $86,000,000, all of which is now revolving debt. In prepaying the senior notes the Company incurred a $6,000,000 pre-tax debt prepayment charge, or $0.15 per diluted share on an after-tax basis. The ten-year and twelve-year senior notes carried an average interest rate of 8.16% while the revolving facility currently has an interest rate of approximately 5.38%.

First Quarter and Full Year 2006 Targets

For the first quarter of 2006, Core's internal targets are revenue of approximately $125,000,000 to $130,000,000 and earnings per diluted share ranging from $0.44 to $0.45 (including all FAS 123R costs, which in the first quarter of 2006 would equal approximately $0.04 to $0.05 per diluted share based on a CLB share price of $40.00). Without these FAS 123R expenses, first quarter guidance would range from $0.48 to $0.50 per diluted share. The first quarter earnings guidance range would be an increase of over 30% from year-earlier EPS results. Core expects revenue to exceed $550,000,000 and earnings per diluted share to range between $2.05 and $2.15 for the full year of 2006 (based on a CLB share price of $40.00). The earnings estimates include expenses that may be associated with the current, and any future issuances of, EBSCPs per FAS 123R guidelines (assuming the current CLB share price $40.00). If FAS 123R expense for 2006 were excluded from these targets, the earnings would range between $2.21 and $2.31, or 30% higher than 2005. Core expects a 2006 capital expenditure budget of approximately $18,000,000, with free cash flow in the $65,000,000 to $70,000,000 range.

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating profit, net income (loss), or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 16 February 2006. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2004 Form 10-K filed 15 March 2005, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

Reconciliation of Operating Income

	Three Months Ended	Twelve Months Ended
	31 December 2005	31 December 2005

Operating Income	$ 16,601	$ 60,391
Performance Share Award Program	5,444	9,449
Restricted Share Award Program	2,482	5,372
Operating Earnings Before Impact of EBSCP	$ 24,527	$ 75,752

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Twelve Months Ended
	31 December 2005	31 December 2005

Net Income	$ 0.19	$ 1.13
Debt Prepayment Charge	0.15	0.15
Performance Share Award Program	0.13	0.25
Restricted Share Award Program	0.06	0.13
Change in Tax Rate	0.02	0.08
Net Income Before Impact of EBSCP and Debt Prepayment Charge	$ 0.55	$ 1.74

Computation of Free Cash Flow

	Three Months Ended	Twelve Months Ended
Free cash flow calculation:	31 December 2005	31 December 2005

Net cash provided by operating activities--continuing operations	$ 24,967	$ 80,750
Less: capital expenditures	6,804	19,095
Free cash flow	$ 18,163	$ 61,655

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	31 December 2005	31 December 2004	31 December 2005	31 December 2004

REVENUES	$ 128,947	$ 116,100	$ 483,467	$ 427,427

OPERATING EXPENSES:
Costs of services and sales	92,408	91,386	363,569	336,251
General and administrative expenses	6,107	6,518	27,579	24,948
Depreciation and amortization	4,036	4,410	16,376	17,142
Equity-based stock compensation	7,926	(53)	14,821	3,333
Other expense (income), net	1,869	(1,145)	191	(761)

INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST EXPENSE AND	16,601	14,984	60,931	46,514
INCOME TAX EXPENSE
Debt prepayment charge	6,012	-	6,012	-
Interest expense	2,243	2,218	8,277	8,275

INCOME BEFORE INCOME TAX EXPENSE	8,346	12,766	46,642	38,239
Income tax expense	3,091	3,225	14,925	10,217
INCOME FROM CONTINUING OPERATIONS	5,255	9,541	31,717	28,022

LOSS FROM DISCONTINUED OPERATIONS	(506)	(491)	(506)	(15,732)
NET INCOME	$ 4,749	$ 9,050	$ 31,211	$ 12,290

Diluted Earnings (Loss) Per Share:
Income from Continuing Operations Before EBSCP and debt prepayment charge	$ 0.55	$ 0.34	$ 1.74	$ 1.05
Equity-Based Stock Compensation Expense	(0.21)	-	(0.46)	(0.08)
Debt prepayment charge	(0.15)	-	(0.15)	-
Income from Continuing Operations	0.19	0.34	1.13	0.97
Loss from Discontinued Operations	(0.02)	(0.02)	(0.02)	(0.54)
Net Income	$ 0.17	$ 0.32	$ 1.11	$ 0.43

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	28,040	28,322	28,004	28,761

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 72,672	$ 70,182	$ 280,979	$ 258,864
Production Enhancement	48,085	40,273	175,894	147,119
Reservoir Management	8,190	5,645	26,594	21,444
Total	$ 128,947	$ 116,100	$ 483,467	$ 427,427

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 13,705	$ 9,208	$ 39,231	$ 27,940
Production Enhancement	10,475	5,855	32,316	19,532
Reservoir Management	1,677	593	4,796	2,606
Subtotal	25,857	15,656	76,343	50,078
Corporate and other	(9,256)	(672)	(15,412)	(3,564)
Total	$ 16,601	$ 14,984	$ 60,931	$ 46,514

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	31 December 2005	31 December 2004
	(Unaudited)
Cash and Cash Equivalents	$ 13,743	$ 16,030
Accounts Receivable, net	99,169	95,449
Inventories, net	29,104	29,426
Other Current Assets	11,947	10,739
Total Current Assets	153,963	151,644

Property, Plant and Equipment, net	81,342	79,622
Intangibles, Goodwill and Other Long Term Assets, net	159,336	157,531
Total Assets	$ 394,641	$ 388,797

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 32,557	$ 28,632
Other Current Liabilities	36,333	38,482
Liabilities of Assets Held for Sale	800	297
Total Current Liabilities	69,690	67,411

Long-Term Debt and Lease Obligations	86,104	110,224
Other Long-Term Liabilities	24,685	20,866
Shareholders' Equity	214,162	190,296
Total Liabilities and Shareholders' Equity	$ 394,641	$ 388,797

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)
Twelve Months Ended
31 December 2005

CASH FLOWS FROM OPERATING ACTIVITIES	$ 80,750

CASH FLOWS FROM INVESTING ACTIVITIES	$ (16,364)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (66,673)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,287)
CASH AND CASH EQUIVALENTS, beginning of period	16,030
CASH AND CASH EQUIVALENTS, end of period	$ 13,743

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